Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated March 17, 2006 (except for Note 8 as to which the date is March 30, 2006), relating to the consolidated financial statements of StockerYale, Inc. as of and for the years ended December 31, 2005 and 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt with respect to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of StockerYale, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

February 12, 2007